Exhibit 99.1

Press Release

Weatherford Reports Fourth Quarter Results

Quarterly positive cash flow from operations of over $200 million on record revenue exceeding $4 billion

GENEVA, SWITZERLAND, February 26, 2013 - Weatherford International Ltd. (NYSE and SIX: WFT) today reported fourth quarter 2012 revenues of $4,058 million, the highest in the company’s history. In addition Weatherford reduced net debt by $207 million via positive cash flow from operations during the quarter.

Weatherford reported a loss for the quarter of $122 million or $0.16 per share. After excluding losses, net of tax, of $130 million or $0.17 per share earnings were $8 million or $0.01 per share. The excluded items include:

•	$43 million in professional fees associated with our accounting for income tax remediation efforts,

•	$64 million associated with legacy lump sum contracts in Iraq consisting of operating losses $30 million and tax receivable write offs $34 million, and

•	$23 million in severance, exit and other charges.

The Non-GAAP effective tax rate for the quarter was 92%.

Fourth quarter revenues of $4,058 million were up six percent sequentially from our third quarter revenues of $3,819 million. Fourth quarter revenues also increased nine percent from the same quarter of 2011.

North America revenue of $1,682 million was down two percent sequentially, in line with the sequential decline in the North America rig count, and down one percent versus the same quarter of 2011. Stimulation & Chemicals contributed to the sequential declines.

International revenues of $2,376 million were up 13 percent sequentially and up 18 percent versus the same quarter of 2011. Integrated Drilling, Formation Evaluation and Well Construction led the sequential growth with strong performance from Drilling Services and Drilling Tools. Completion Systems also posted strong sequential growth.

Segment operating income was $438 million on a GAAP basis. Adjusted for excluded items segment operating income of $468 million was down ten percent sequentially and down 23 percent from the same quarter of 2011. On an adjusted basis, corporate expenses and research and development were essentially flat sequentially.

For 2013, the company maintains a neutral outlook for its North American business and expects modest revenue and operating income growth. Internationally, the company anticipates continued growth and expanding margins in its Latin America region, underpinned by improvements in Mexico and Argentina. The Eastern Hemisphere also is expected to improve in 2013, with increases in Europe, Sub-Saharan Africa and Russia, as well as continued recovery in the Middle East-North Africa/Asia Pacific region. For 2013, the company currently estimates an annual effective tax rate of approximately 34 percent.

North America

Revenues for the quarter were $1,682 million, a one percent decrease over the same quarter in the prior year and down $43 million or two percent sequentially. This was the result of the continued decline in U.S. land rig count and continued oversupply of hydraulic fracturing capacity.

The quarter’s operating income was $226 million, down $155 million or 41% from the same quarter in the prior year and down $71 million, or 24 percent, sequentially.

Middle East/North Africa/Asia Pacific

Fourth quarter revenues of $851 million were 26 percent higher than the fourth quarter of 2012 and $151 million or 22 percent higher sequentially. The sequential and year-over-year increase in revenues was fairly broad-based and attributable to additional activity in Saudi Arabia, Kuwait and Oman.

The current quarter’s operating income of $58 million increased $24 million from the same quarter in the prior year and increased $22 million sequentially.

Europe/SSA/Russia

Fourth quarter revenues of $669 million were ten percent higher than the fourth quarter of 2011 and seven percent higher than the prior quarter. The revenue growth, year-over-year, came primarily from Russia and in Europe from Romania and Norway.

The current quarter’s operating income of $59 million was down $21 million or 26 percent compared to the same quarter in the prior year and down $29 million or 33 percent from the prior quarter. The current quarter was primarily impacted by a lower level of operating activity in Azerbaijan, SSA and the UK.

Latin America

Third quarter revenues of $856 million were $88 million or 11 percent higher than the third quarter of 2012 and up 18 percent compared to the fourth quarter of 2011. The current quarter’s operating income of $125 million increased ten percent compared to the same quarter in the prior year and increased 29 percent from the prior quarter. Mexico and Argentina were the primary drivers of the sequential increase in revenue and operating income.

Liquidity and Net Debt

Net debt for the quarter decreased $207 million sequentially, primarily as a result of a decrease in working capital of $111 million. Days sales outstanding decreased to 86 days and days sales in inventory decreased to 81 days. Along with the improvements in working capital, our capital expenditures of approximately $478 million, net of lost-in-hole, were down from $540 million sequentially

Internal Control Matters

With the filing of its Form 10-K, the company expects to report that the previously reported material weakness in internal controls over financial reporting related to the accounting for a percentage of completion contract in Iraq has been remediated as of December 31, 2012.

The company expects to report with the filing of its Form 10-K that it has not completed the remediation of the previously reported material weakness in internal controls over financial reporting related to income tax. In light of this material weakness we performed additional procedures designed to ensure that our consolidated financial statements are materially correct.

Non-GAAP Performance Measures

Non-GAAP performance measures and corresponding reconciliations to GAAP financial measures have been provided to offer meaningful comparisons between current results and results in prior operating periods.

Conference Call

The company will host a conference call with financial analysts to discuss the quarterly results on February 27, 2013 at 8:30 a.m. eastern standard time, 7:30 a.m. central standard time. The company invites investors to listen to the call live via company’s website, www.weatherford.com in the Investor Relations section. A recording of the conference call and transcript of the call will be available on that section of the website shortly after the call ends.

Weatherford is a Swiss-based, multi-national oilfield service company. It is one of the largest global providers of technology and services for the oil and gas industry. Weatherford operates in over 100 countries and employs over 70,000 people worldwide.

# # #

Contacts:	John H. Briscoe	+1.713.836.4610
Senior Vice President and Chief Financial Officer

	Karen David-Green	+1.713.836.7430
Vice President – Investor Relations

Forward-Looking Statements

This press release and the documents referenced herein contain, and the conference call announced in this release may include, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This includes statements related to future levels of earnings, revenue, expenses, margins, capital expenditures, changes in working capital, cash flows, tax expense, effective tax rates and net income, as well as the prospects for the oilfield service business generally and our business in particular, as well as statements regarding timing or content of the financial information that will be filed with the SEC regarding the current period. Forward-looking statements also include any statements about the resolution or potential future resolution of our ongoing remediation of our material weaknesses in internal control over financial reporting for income taxes and for percentage of completion accounting and our assessment of the degree to which historical remediation efforts have been successful to date. It is inherently difficult to make projections or other forward-looking statements in a cyclical industry and given the current macroeconomic uncertainty. Such statements are based upon the current beliefs of Weatherford’s management, and are subject to significant risks, assumptions and uncertainties. These include the company’s ability to complete all processes necessary to the issuance of revised financial statements, including obtaining an audit opinion from its independent auditors, the company’s inability to design or improve internal controls to address identified issues; the impact upon operations of legal compliance matters or internal controls review, improvement and remediation, including the detection of wrongdoing, improper activities or circumvention of internal controls; difficulties in controlling expenses, including costs of legal compliance matters or internal controls review, improvement and remediation; impact of changes in management or staff levels, the effect of global political, economic and market conditions on the company’s projected results; the possibility that the company may be unable to recognize expected revenues from current and future contracts; the effect of currency fluctuations on the company’s business; the company’s ability to manage its workforce to control costs; the cost and availability of raw materials, the company’s ability to manage its supply chain and business processes; the company’s ability to commercialize new technology; whether the company can realize expected benefits from its redomestication of its former Bermuda parent company; the company’s ability to realize expected benefits from its acquisitions and dispositions; the effect of a downturn in its industry on the company’s carrying value of its goodwill; the effect of weather conditions on the company’s operations; the impact of oil and natural gas prices and worldwide economic conditions on drilling activity; the effect of turmoil in the credit markets on the company’s ability to manage risk with interest rate and foreign exchange swaps; the outcome of pending government investigations, including the Securities and Exchange Commission’s investigation of the circumstances surrounding the company’s material weakness in its internal control over financial reporting of income taxes; the outcome of ongoing litigation, including shareholder litigation related to the company’s material weakness in its internal control over financial reporting of income taxes and its restatement of historical financial statements; the future level of crude oil and natural gas prices; demand for our products and services; levels of pricing for our products and services; utilization rates of our equipment; the effectiveness of our supply chain; weather-related disruptions and other operational and non-operational risks that are detailed in our most recent Form 10-K and other filings with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Specifically, statements regarding the current period assume that there will be no subsequent events or other adverse developments after the date of this press release that cause our financial statements for the current period, when filed with the SEC, to vary materially from the amounts herein. We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Weatherford International Ltd.

Consolidated Condensed Statements of Operations

(Unaudited)

(In Millions)

	Three Months Ended		Year Ended
	12/31/2012	12/31/2011	12/31/2012	12/31/2011
Net Revenues:
North America	$1,682	$1,700	$6,824	$6,023
Middle East/North Africa/Asia	851	675	2,795	2,441
Europe/SSA/Russia	669	609	2,519	2,298
Latin America	856	726	3,077	2,226

	4,058	3,710	15,215	12,988

Operating Income (Expense):
North America	226	381	1,107	1,259
Middle East/North Africa/Asia	58	34	171	92
Europe/SSA/Russia	59	80	315	287
Latin America	125	114	395	254
Research and Development	(63)	(64)	(257)	(245)
Corporate Expenses	(49)	(44)	(196)	(177)
Libya Reserve	—	(67)	—	(67)
Goodwill and Equity Investment Impairment	—	—	(793)	—
Sanctioned Country Loss Contingency	—	—	(100)	—
Other Items	(111)	(38)	(344)	(96)

	245	396	298	1,307

Other Income (Expense):
Interest Expense, Net	(126)	(112)	(486)	(453)
Other, Net	(30)	(40)	(100)	(107)

Income (Loss) Before Income Taxes	89	244	(288)	747

Benefit (Provision) for Income Taxes:
Provision for Operations	(184)	(242)	(471)	(544)
Adjustments to Provision	(19)	(9)	9	2

	(203)	(251)	(462)	(542)

Net Income (Loss)	(114)	(7)	(750)	205
Net Income Attributable to Noncontrolling Interests	(8)	(6)	(28)	(16)

Net Income (Loss) Attributable to Weatherford	$(122)	$(13)	$(778)	$189

Earnings Per Share Attributable to Weatherford
Basic	$(0.16)	$(0.02)	$(1.02)	$0.25
Diluted	$(0.16)	$(0.02)	$(1.02)	$0.25

Weighted Average Shares Outstanding:
Basic	768	758	765	753
Diluted	768	758	765	760

Weatherford International Ltd.

Selected Statements of Operations Information

(Unaudited)

(In Millions)

	Three Months Ended
	12/31/2012	9/30/2012	6/30/2012	3/31/2012	12/31/2011
Net Revenues:
North America	$1,682	$1,725	$1,663	$1,754	$1,700
Middle East/North Africa/Asia	851	700	649	595	675
Europe/SSA/Russia	669	626	653	571	609
Latin America	856	768	782	671	726

	$4,058	$3,819	$3,747	$3,591	$3,710

	Three Months Ended
	12/31/2012	9/30/2012	6/30/2012	3/31/2012	12/31/2011
Operating Income (Expense):
North America	$226	$297	$226	$358	$381
Middle East/North Africa/Asia	58	36	24	53	34
Europe/SSA/Russia	59	88	102	66	80
Latin America	125	97	90	83	114
Research and Development	(63)	(68)	(64)	(62)	(64)
Corporate Expenses	(49)	(48)	(49)	(50)	(44)
Libya Reserve	—	—	—	—	(67)
Goodwill and Equity Investment Impairment	—	—	(793)	—	—
Sanctioned Country Loss Contingency	—	—	(100)	—	—
Other Items	(111)	(87)	(68)	(78)	(38)

	$245	$315	$(632)	$370	$396

	Three Months Ended
	12/31/2012	9/30/2012	6/30/2012	3/31/2012	12/31/2011
Product Line Revenues:
Formation Evaluation and Well Construction(1)	$2,348	$2,128	$2,058	$2,034	$2,074
Completion and Production(2)	1,710	1,691	1,689	1,557	1,636

	$4,058	$3,819	$3,747	$3,591	$3,710

	Three Months Ended
	12/31/2012	9/30/2012	6/30/2012	3/31/2012	12/31/2011
Depreciation and Amortization:
North America	$108	$108	$101	$95	$90
Middle East/North Africa/Asia	94	90	85	83	82
Europe/SSA/Russia	71	63	60	61	59
Latin America	63	61	59	55	52
Research and Development and Corporate	7	7	6	5	6

	$343	$329	$311	$299	$289

(1)	Formation Evaluation and Well Construction includes Drilling Services, Well Construction, Integrated Drilling, Wireline and Evaluation Services, Drilling Tools and Fishing and Re-entry.
(2)	Completion and Production includes Artificial Lift Systems, Stimulation and Chemicals, Completion Systems and Pipeline and Specialty Services

We report our financial results in accordance with generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP financial measures and ratios (as defined under the SEC’s Regulation G) may provide users of this financial information additional meaningful comparisons between current results and results in prior periods. The non-GAAP financial measures we may present from time to time include: 1) operating income or income from continuing operations excluding certain charges or amounts, 2) the provision for income taxes excluding discrete items and 3) the resulting non-GAAP net income and per share amounts. These adjusted amounts are not measures of financial performance under GAAP. Accordingly, these amounts should not be considered as a substitute for operating income, provision for income taxes, net income or other data prepared and reported in accordance with GAAP. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended December 31, 2012, September 30, 2012, and December 31, 2011 and for the years ended December 31, 2012 and 2011. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to, the Company’s reported results prepared in accordance with GAAP.

Weatherford International Ltd.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

(In Millions, Except Per Share Amounts)

	Three Months Ended			Twelve Months Ended
	12/31/2012	9/30/2012	12/31/2011	12/31/2012	12/31/2011
Operating Income:
GAAP Operating Income	$245	$315	$396	$298	$1,307
Goodwill and Equity Investment Impairment	—	—	—	793	—
Sanctioned Country Loss Contingency	—	—	—	100	—
Legacy Contracts	30	14	(5)	137	(13)
Libya Reserve	—	—	67	—	67
Other Adjustments	31	46	26	104	74
Tax Remediation and Restatement Expenses	50	27	12	103	22

Non-GAAP Operating Income	$356	$402	$496	$1,535	$1,457

Income (Loss) Before Income Taxes:
GAAP Income (Loss) Before Income Taxes	$89	$163	$244	$(288)	$747
Goodwill and Equity Investment Impairment	—	—	—	793	—
Sanctioned Country Loss Contingency	—	—	—	100	—
Legacy Contracts	30	14	(5)	137	(13)
Libya Reserve	—	—	67	—	67
Other Adjustments	31	46	31	101	79
Tax Remediation and Restatement Expenses	50	27	12	103	22

Non-GAAP Income (Loss) Before Income Taxes	$200	$250	$349	$946	$902

Benefit (Provision) for Income Taxes:
GAAP Benefit (Provision) for Income Taxes	$(203)	$(86)	$(251)	$(462)	(542)
Goodwill and Equity Investment Impairment	—	—	—	(1)	—
Sanctioned Country Loss Contingency	—	—	—	(1)	—
Legacy Contracts	34	—	—	34	—
Other Adjustments	(8)	(14)	(7)	(25)	(14)
Tax Remediation and Restatement Expenses	(7)	(3)	(6)	(16)	(10)
Legal Entity Reorganization Charges	—	—	22	—	22

Non-GAAP Benefit (Provision) for Income Taxes	$(184)	$(103)	$(242)	$(471)	$(544)

Net Income (Loss) Attributable to Weatherford:
GAAP Net Income (Loss)	$(122)	$70	$(13)	$(778)	$189
Total Charges, net of tax	130 (a)	70 (b)	114 (c)	1,225 (d)	153 (e)

Non-GAAP Net Income	$8	$140	$101	$447	$342

Diluted Earnings (Loss) Per Share Attributable to Weatherford:
GAAP Diluted Earnings (Loss) per Share	$(0.16)	$0.09	$(0.02)	$(1.02)	$0.25
Total Charges, net of tax	0.17	0.09	0.15	1.60	0.20

Non-GAAP Diluted Earnings per Share	$0.01	$0.18	$0.13	$0.58	$0.45

GAAP Effective Tax Rate (f)	228%	53%	103%	-160%	73%
Annual Effective Tax Rate (g)	92%	41%	69%	50%	60%

Note (a): Non-GAAP adjustments are comprised of (i) tax restatement and remediation expenses of $43 million, (ii) $64 million in operating losses and tax expense related to legacy lump sum contracts in Iraq, (iii) $23 million in other adjustments consisting of severence and other charges including $7 million in investigation related expenses.

Note (b): Non-GAAP adjustments are comprised of (i) tax restatement and remediation expenses of $23 million, (ii) $14 million in operating losses related to legacy lump sum contracts in Iraq, (iii) $33 million in other adjustments including $11 million in fees and expenses associated with our Q3 debt consent solicitation, a $18 million lower of cost or market adjustment to the carrying value of our inventory and $4 million in severance, exit and other charges.

Note (c): Non-GAAP adjustments are comprised of (i) a $67 million charge primarily to reserve accounts receivable, inventory and machinery and equipment in Libya (ii) $22 million in withholding taxes and legal and professional costs incurred in conjunction with our tax planning activities, (iii) $6 million in tax material weakness remediation and restatement expenses and (v) severance, exit and other charges of $19 million.

Note (d): Non-GAAP adjustments are comprised of (i) goodwill and equity method investment impairments of $793 million, (ii) $100 million loss accrual related to sanctioned country matters, (iii) tax restatement and remediation expenses of $87 million, (iv) $171 million in operating losses and tax expense related to legacy lump sum contracts in Iraq, (v) $74 million in severance, exit and other charges including $11 million in fees and expenses associated with our Q3 debt consent solicitation, $19 million in lower of cost or market adjustments to the carrying value of our inventory and $9 million in investigation related expenses.

Note (e): Non-GAAP adjustments are comprised of (i) a $67 million charge primarily to reserve accounts receivable, inventory and machinery and equipment in Libya (ii) $22 million in withholding taxes and legal and professional costs incurred in conjunction with our tax planning activities (iii) $12 million in tax material weakness remediation and restatement expenses and (v) severance, exit and other charges of $52 million, including $10 million incurred in conjunction with the ongoing investigations and $9 million associated with the termination of a corporate consulting contract.

Note (f): GAAP Effective Tax Rate is GAAP provision for income taxes divided by GAAP income before income taxes.

Note (g): Annual Effective Tax Rate is the Non-GAAP provision for income taxes divided by Non-GAAP income before income taxes.

Weatherford International Ltd.

Selected Balance Sheet Data

(Unaudited)

(In Millions)

	12/31/2012	9/30/2012	6/30/2012	3/31/2012	12/31/2011
Assets:
Cash and Cash Equivalents	$300	$365	$381	$339	$371
Accounts Receivable, Net	3,885	3,911	3,608	3,358	3,233
Inventories, Net	3,675	3,676	3,399	3,301	3,158
Property, Plant and Equipment, Net	8,299	8,122	7,733	7,591	7,287
Goodwill and Intangibles, Net	4,637	4,653	4,581	5,152	5,134
Equity Investments	646	642	629	634	616

Liabilities:
Accounts Payable	$2,108	$2,023	$1,635	$1,684	$1,571
Short-term Borrowings and Current Portion of Long-term Debt	1,585	1,606	1,263	1,902	1,320
Long-term Debt	7,049	7,300	7,311	5,989	6,286

Weatherford International Ltd.

Net Debt

(Unaudited)

(In Millions)

Change in Net Debt for the Three Months Ended 12/31/2012:
Net Debt at 9/30/2012	$(8,541)
Operating Income	245
Depreciation and Amortization	343
Other Items	111
Capital Expenditures	(507)
Decrease in Working Capital	111
Income Taxes Paid	(174)
Interest Paid	(77)
Acquisitions and Divestitures of Assets and Businesses, Net	19
Other	136

Net Debt at 12/31/2012	$(8,334)

Change in Net Debt for the Twelve Months Ended 12/31/2012:
Net Debt at 12/31/2011	$(7,235)
Operating Income	298
Depreciation and Amortization	1,282
Goodwill and Investment Impairment	793
Sanctioned Country Loss Contingency	100
Other Items	344
Capital Expenditures	(2,177)
Increase in Working Capital	(632)
Income Taxes Paid	(443)
Interest Paid	(478)
Acquisitions and Divestitures of Assets and Businesses, Net	(112)
Other	(74)

Net Debt at 12/31/2012	$(8,334)

Components of Net Debt	12/31/2012	9/30/2012	12/31/2011
Cash	$300	$365	$371
Short-term Borrowings and Current Portion of Long-term Debt	(1,585)	(1,606)	(1,320)
Long-term Debt	(7,049)	(7,300)	(6,286)

Net Debt	$(8,334)	$(8,541)	$(7,235)

"Net Debt" is debt less cash. Management believes that Net Debt provides useful information regarding the level of Weatherford indebtedness by reflecting cash that could be used to repay debt.

Working capital is defined as accounts receivable plus inventory less accounts payable.